As filed with the Securities and Exchange Commission on August 19, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cavium, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0558625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2315 N. First Street, San Jose, California 95131

(Address of Principal Executive Offices, including zip code)

QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014

(Full title of the plan)

Vincent P. Pangrazio

Senior Vice President, General Counsel and Secretary

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

(408) 943-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Arthur Chadwick Vice President of Finance & Administration and Chief Financial Officer, Cavium, Inc. 2315 N. First Street San Jose, California 95131 (408) 943-7100	Kenton J. King, Esq. Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value per share, issuable pursuant to equity awards under the QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014	4,914,143	$50.92	$250,228,161.56	$25,197.98

(1)	This Registration Statement covers, in addition to the number of shares of common stock, par value $0.001 per share (the “Common Stock”) of Cavium, Inc., a Delaware corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014 (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on August 12, 2016 (which is within five business days prior to the date of this filing), as quoted on the NASDAQ Global Select Market.

EXPLANATORY NOTE

On August 16, 2016, pursuant to the Agreement and Plan of Merger (“Merger Agreement”) entered into on June 15, 2016 between the Registrant, QLogic Corporation (“QLogic”) and Quasar Acquisition Corp. (“Merger Sub”), QLogic became a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant assumed the QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014 and obligations of QLogic with respect to certain outstanding equity awards thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015, filed with the Commission on February 22, 2016 (the “2015 Form 10-K”);

(b) The Company’s Current Reports on Form 8-K, filed with the Commission on June 15, 2016, July 26, 2016, August 2, 2016, August 10, 2016 and August 16, 2016 and the Company’s Quarterly Reports on Form 10-Q, filed with the Commission on April 29, 2016 and August 8, 2016;

(c) The description of the Company’s Common Stock contained in its Registration Statement on Form S-1 filed with the Commission on February 13, 2007, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court.

The Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws (“Bylaws”) provide that the Registrant will indemnify and hold harmless its directors and officers to the fullest extent permitted by the DCGL, as amended from time to time, provided however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law. The Registrant’s Certificate of Incorporation and Bylaws also provide that the right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition, subject to limited exceptions. Indemnification under the Registrant’s Certificate of Incorporation and Bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

The Registrant’s Bylaws grant the Registrant the power to the fullest extent permitted by the DGCL, or any other applicable law, to purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to the Bylaws. Pursuant to this authority, the Registrant has purchased and maintains directors’ and officers’ liability insurance policies covering certain liabilities that the Registrant’s present and former directors and officers and former directors and officers of acquired subsidiary companies might incur in connection with the performance of their duties.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers which require that the Registrant indemnify those directors and executive officers to the fullest extent permitted by the DGCL and the Registrant’s Certificate of Incorporation and Bylaws, and to advance to them all reasonable expenses incurred in connection with any proceedings, subject to certain defenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit	Exhibit Description

4.1	QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (opinion re legality)

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm)

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 19, 2016.

CAVIUM, INC.

By:	/s/ Vincent P. Pangrazio
Name: Vincent P. Pangrazio
Title: SVP, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Syed Ali, Arthur Chadwick and Vincent P. Pangrazio, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Syed Ali Syed Ali	President, Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2016

/s/ Arthur Chadwick Arthur Chadwick	Chief Financial Officer, Vice President of Finance and Administration (Principal Financial and Accounting Officer)	August 19, 2016

/s/ Sanjay Mehrotra Sanjay Mehrotra	Director	August 19, 2016

/s/ Madhav Rajan Madhav Rajan	Director	August 19, 2016

/s/ C.N. Reddy C.N. Reddy	Director	August 19, 2016

/s/ Anthony Thornley Anthony Thornley	Director	August 19, 2016

/s/ Brad Buss Brad Buss	Director	August 19, 2016

/s/ Edward Frank Edward Frank	Director	August 19, 2016

EXHIBIT INDEX

Exhibit	Exhibit Description

4.1	QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (opinion re legality)

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm)

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)